EXHIBIT 4.4

                         SUPPLEMENTAL WARRANT AGREEMENT

         This SUPPLEMENTAL WARRANT AGREEMENT is dated as of December 18, 1997 by and between ELCOTEL, INC. ("Elcotel"), TECHNOLOGY SERVICE GROUP, INC. ("TSG"), and BROOKEHILL EQUITIES, INC. (the "Representative").

         WHEREAS, TSG and the Representative entered into a Representative's Warrant Agreement, dated as of May 10, 1996 (the "Warrant Agreement");

         WHEREAS, Elcotel, TSG and Elcotel Hospitality Services, Inc. ("EHS") entered into an Agreement and Plan of Merger, dated August 13, 1997, as amended (the "Merger Agreement") pursuant to which EHS, a wholly-owned subsidiary of Elcotel, has merged on the date hereof with and into TSG and TSG has become a wholly-owned subsidiary of Elcotel (the "Merger");

         WHEREAS, each share of common stock, par value $.01 per share, of TSG ("TSG Common Stock") issued and outstanding immediately prior to the consummation of the Merger has been converted into the right to receive 1.05 shares of common stock, par value $.01 per share, of Elcotel ("Elcotel Common Stock");

         WHEREAS, pursuant to Section 1.05(b) of the Merger Agreement, at the effective time of the Merger, each of the warrants issued under the Warrant Agreement (the "Warrants") will be adjusted as a result of the Merger.

         NOW, THEREFORE, in consideration of the foregoing, the parties hereto, intending to be legally bound hereby, agree as follows:

         1. The parties hereto agree that each Warrant outstanding immediately prior to the effective time of the Merger shall be adjusted as of the effective time of the Merger so as to constitute, and shall become, a warrant to acquire, on substantially the same terms and conditions as were applicable to such Warrant under the Warrant Agreement, 1.05 shares of Elcotel Common Stock for each share of TSG Common Stock for which such Warrant could have been exercised immediately prior to the effective time of the Merger.


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         2.       This Agreement may be executed in any number of  counterparts, each of which shall be an original, but such counterparts shall together constitute but one instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Supplemental Warrant Agreement as of the date first above written.

TECHNOLOGY SERVICE GROUP, INC.              ELCOTEL, INC.

BY:  /s/  Vincent C. Bisceglia              By:  /s/ Tracey L. Gray
     ----------------------------                ----------------------
     Name:  Vincent C. Bisceglia                 Name:  Tracey L. Gray
     Title:  President                           Title:  President

BROOKEHILL EQUITIES, INC.

By:  ----------------------------
     Name:
     Title:


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